                                                                   EXHIBIT 99.04


May 28, 1998


Eloy L. Ellis
635 No. Canyon Boulevard
Monrovia, CA  91016

Re:  Billing and Payments in Kind

Dear Eloy:

This is to confirm that you have agreed to accept 30,000 shares of unrestricted, tradable common stock of Vitafort ("Shares") as payment on account of Vitafort for services rendered on our behalf. The terms under which the securities are to be accepted and calculated are as follows:

     1) Vitafort will issue, at the earliest practical time, the Shares to fully cover the outstanding amounts due.

     2) Eloy L. Ellis shall have the option to dispose of the Shares in the open market, in an orderly manner, during the ensuing 30 days from the date of issue.

     3) The net proceeds received from the sale of the Shares shall be considered as payment for the account of Vitafort and shall be applied against open valid invoices for services rendered. Net proceeds is defined as the sale price of the securities less the sales commission cost and sundry fees charged by the stock broker (such costs should not exceed approximately 6% of the gross sales price).

     4) Eloy L. Ellis will continue to bill Vitafort for services and appropriate fees on a periodic basis in the normal course of business. These billings will clearly include notations and supporting documentation, such as broker confirmations, pertaining to the net proceeds to be applied to the account of Vitafort as a result of the sales of securities during the period since the last billing.

          If the above clearly and explicitly sets forth the mutual understanding between the two parties, please sign both copies of this document and return one copy to the undersigned. Upon receipt of the signed copy, we will arrange for the appropriate documentation and will issue the Shares in accordance with the above, Vitafort International Corporation bylaws and Articles of Incorporation, and S.E.C. rules and regulations.

Sincerely,


 /s/ Jack B. Spencer
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Jack B. Spencer
Chief Operating Officer
Chief Financial Officer



Agreed and Accepted:



 /s/ Eloy L. Ellis
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Eloy L. Ellis